As filed with the Securities and Exchange Commission on November 9, 2009
No. 333-161850
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

rue21, inc.
(Exact name of registrant as specified in its charter)

Delaware	5600	25-1311645
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

800 Commonwealth Drive
Suite 100
Warrendale, Pennsylvania 15086
(724) 776-9780
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert N. Fisch
President and Chief Executive Officer
rue21, inc.
800 Commonwealth Drive
Suite 100
Warrendale, Pennsylvania 15086
(724) 776-9780
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, Esq. Jason K. Zachary, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	William F. Gorin, Esq. Jeffrey D. Karpf, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
                                       (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price	Proposed Maximum Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(1)(2)	Registration Fee(2)(3)
Common Stock, $0.001 par value per share	7,780,252 shares	$18.00	$140,044,536	$7,815

(1)	Includes shares of common stock that the underwriters may purchase, including pursuant to the option to purchase additional shares, if any, from the selling stockholders.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-161850) of rue21, inc. is filed for the purpose of adding exhibits to such Registration Statement and amending the Exhibit Index, which is incorporated by reference by “Part II — Item 16. Exhibits and Financial Statement Schedules”.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$7,815
FINRA filing fee	$14,504
NASDAQ listing fee	$5,000
Printing expenses	$400,000
Legal fees and expenses	$800,000
Accounting fees and expenses	$1,000,000
Miscellaneous expenses	$1,800,000

Total expenses	$4,027,319

Item 14.	Indemnification of Directors and Officers.

We have reincorporated as a Delaware corporation in connection with this offering. Unless otherwise indicated, all information in this registration statement assumes that we have reincorporated in Delaware. We are subject to the DGCL.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We intend to enter into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Purchase Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of our common stock issued, and stock options granted, by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares or stock option grants and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

1. On August 1, 2006, we granted options to purchase 464,500 shares of our common stock at an exercise price of $0.005 per share to employees under our 2003 Plan. We did not grant any stock options outside of our 2003 Plan.

2. From January 2007 through August 1, 2007, we granted options to purchase 102,500 shares of our common stock at an exercise price of $0.39 per share on a weighted average basis to employees under our 2003 Plan. We did not grant any stock options outside of our 2003 Plan.

3. On January 4, 2008, we granted options to purchase 374,500 shares of our common stock at an exercise price of $8.00 per share to employees under our 2003 Plan. We did not grant any stock options outside of our 2003 Plan.

4. From February 2008 through March 2009, we granted options to purchase 170,000 shares of our common stock at an exercise price of $8.00 per share to employees under our 2003 Plan. We did not grant any stock options outside of our 2003 Plan.

5. On July 24, 2009, we granted options to purchase 326,500 shares of our common stock at an exercise price of $11.80 per share to employees under our 2003 Plan. We did not grant any stock options outside of our 2003 Plan.

6. On August 21, 2009, we granted 42,480 options to purchase shares of our common stock at an exercise price of $11.80 per share to employees under our 2003 Plan. We did not grant any stock options outside of our 2003 Plan.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 of the Securities Act or Section 4(2) of the Securities Act. The offers, sales and issuances of the securities that were deemed to be exempt in reliance on Rule 701 were transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The offers, sales and issuances of the securities that were deemed to be exempt in reliance upon Section 4(2) were each transactions not involving any public offering, and all recipients of these securities were accredited investors within the meaning of Rule 501 of Regulation D of the Securities Act. The recipients of the foregoing securities were our employees, directors or bona fide consultants and received the securities under our 2003 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Warrendale, Pennsylvania on November 9, 2009.

rue21, inc.

By:	/s/ Robert N. Fisch
Name:   Robert N. Fisch
Title:     President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature		Title	Date

/s/ Robert N. Fisch Robert N. Fisch		President, Chief Executive Officer and Chairman (principal executive officer)	November 9, 2009

/s/ Keith A. McDonough Keith A. McDonough		Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	November 9, 2009

* Mark F. Darrel		Director	November 9, 2009

* John F. Megrue, Jr.		Director	November 9, 2009

* Alex S. Pellegrini		Director	November 9, 2009

*By:	/s/ Keith A. McDonough Keith A. McDonough, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1†	Form of Purchase Agreement.
3	.1†	Amended and Restated Articles of Incorporation of rue21, inc., a Pennsylvania corporation.
3	.2†	Amended and Restated Bylaws of rue21, inc., a Pennsylvania corporation.
3.3		Form of Amended and Restated Certificate of Incorporation of rue21, inc., to be effective upon completion of this offering.
3.4		Form of Amended and Restated Bylaws of rue21, inc., to be effective upon completion of this offering.
4	.1*	Specimen Common Stock Certificate.
5.1		Form of Opinion of Kirkland & Ellis LLP.
10	.1†	Employment Agreement, dated as of January 1, 2008, between rue21, inc. and Robert N. Fisch.+
10	.2†	Shareholders’ Agreement, dated as of May 15, 2003, between rue21, inc., SKM Equity Fund II, L.P., SKM Investment Fund II, funds advised by Apax Partners, L.P., BNP Paribas of North America, Inc., UnionBalCal Equities, Inc. and National City Bank of Pennsylvania.
10	.3†	rue21, inc. Amended and Restated 2003 Ownership Incentive Plan.+
10	.4†	Form of rue21, inc. 2009 Omnibus Incentive Plan.+
10	.5†	Credit Agreement, dated April 10, 2008, among rue21, inc., as lead borrower, the borrowers named therein, r services llc, as guarantor and Bank of America, N.A. as administrative agent, collateral agent, swing line lender and letter of credit issuer, and the other lender parties thereto.
10	.6†	Security Agreement, dated April 10, 2008, by and among rue21, inc., as lead borrower, r services llc, as guarantor, and Bank of America, N.A., as collateral agent.
10	.7†	Guaranty, dated April 10, 2008, by r services llc, as guarantor, in favor of Bank of America, N.A., as administrative agent and collateral agent.
10	.8†	Lease Agreement, dated June 28, 1999, by and between West Virginia Economic Development Authority, as landlord, and Pennsylvania Fashions, Inc., as tenant.
10	.8.1†	Amendment to Lease Agreement, dated April 1, 2001, by and between West Virginia Economic Development Authority, as landlord, and Pennsylvania Fashions, Inc., as tenant.
10	.9†	First Amendment to Lease, dated April 1, 2002, by and between West Virginia Economic Development Authority, as landlord, and Pennsylvania Fashions, Inc., as tenant.
10	.10†	Letter Agreement, dated May 15, 2003, by and between Apax Partners, L.P., as successors to Saunders Karp & Megrue, LLC and rue21, inc.
10	.11†	Form of Termination Agreement, by and between rue21, inc. and Apax Partners, L.P.
10.12		Form of Indemnification Agreement for Directors.
10	.13†	Form of Non-Qualified Stock Option Agreement.+
10	.14†	Form of Stock Appreciation Rights Agreement.+
10	.15†	Form of Restricted Stock Unit Agreement.+
10	.16†	Form of Restricted Stock Agreement.+
10.17		Form of Indemnification Agreement for Officers.
21.1		List of subsidiaries of rue21, inc.
23	.1†	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2		Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24	.1†	Powers of Attorney (included on signature page).
99	.1†	Consent of Director Nominee

*	To be filed by amendment.

+	Indicates a management contract or compensatory plan or arrangement.

†	Previously filed.